Exhibit (s)(2)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Conversus StepStone Private Markets

(Exact Name of Registrant as Specified in its Charter)

On May 23, 2022, Conversus StepStone Private Markets (the “Fund”) (File Nos: 333-265157; 811-23480) registered shares of beneficial interest with a maximum aggregate offering price of $1,019,992,750 on the Fund’s registration statement on Form N-2 (the “Registration Statement”). Filing fees of $92,700 were paid in connection with the filing of the Registration Statement. No additional fees are required in connection with this filing.